IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
HIGHLIGHTS
-	Company prepares for launch of digital projection system in second quarter of fiscal 2008, and believes the digital rollout will mark the beginning of the end of its financial transition period.

-	Company announces 18 signings in the third quarter, including ten for digital theaters, equal to the number signed in the first half of fiscal 2007.

-	Company eagerly anticipates remaining 2007 films, including Beowulf: An IMAX 3D Experience and I Am Legend: The IMAX Experience, and remains enthusiastic about its strong 2008 film slate to date.
TORONTO — November 9, 2007 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it recorded a net loss per diluted share from continuing operations of ($0.19) for the third quarter of fiscal 2007, compared to a restated net loss from continuing operations of ($0.12) per diluted share for the third quarter of fiscal 2006. The Company signed agreements for 18 IMAX® theatre systems in the third quarter of fiscal 2007, compared to five in the third quarter of last year. At the end of the third quarter, the Company’s cash and short term investments position was $18.2 million, or nearly flat when compared to the cash position at the end of the second quarter of fiscal 2007.
IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler stated, “We are excited to be on the threshold of launching our digital projection system late in the second quarter of 2008, ahead of schedule. Although we have experienced both disappointments and successes over the course of the past decade in bringing IMAX digital to the cusp of reality, the Company is now poised to benefit from the transition from a film-based system to a digital format. We believe our system will embody the IMAX® brand and experience and that this transition will have a very positive impact on the Company’s growth and on our financial performance over the long term.”
Messrs. Gelfond and Wechsler continued, “We were pleased to announce last month that we moved up our anticipated digital launch date. We believe this helped remove uncertainty about our ability to deliver the system, and contributed to our strong signings this past quarter. Many exhibitors have seen and responded positively to our digital projection prototype, and we believe the level of interest in an IMAX digital system remains strong.”
On the film side, the Company reported that the third quarter was positively impacted by Warner Bros. Pictures’ Harry Potter and the Order of the Phoenix: An IMAX 3D Experience, which opened July 11 and grossed approximately $37.8 million on 142 IMAX screens. Spurred by the growth of the IMAX brand and network, as well as the appeal of converting the last 20 minutes of the film into IMAX® 3D, the film’s record-breaking IMAX DMR® performance far surpassed two preceding Harry Potter films released to IMAX theatres, including Harry Potter and the Goblet of Fire: The IMAX Experience, which grossed more than $20 million on 109 screens, and Harry Potter and the Prisoner of Azkaban: The IMAX Experience, which grossed $14 million on 90 screens.
“We are extremely happy with film performance in the third quarter, and indeed throughout 2007,” stated Messrs. Gelfond and Wechsler. “The strength of the slate is clearly reflected in our DMR revenues, which increased 84% in the third quarter of fiscal 2007 compared to the fiscal third quarter of last year, and 71% in the first nine months of 2007 compared to the same period last year. We believe that the recent slowdown in installs as well as our inability to recognize revenues due to digital upgrades, both of which are related to our digital transition, have made it difficult to see the growth in recurring revenues.”
The Company will release Beowulf: An IMAX 3D Experience on November 16. Robert Zemekis, the filmmaker behind The Polar Express, once again brings his visually stunning, next-generation CGI technology to this timeless story inspired by the ninth-century English epic poem. Beowulf will be followed by the release of I Am Legend: The IMAX Experience on December 14. The film is an action-packed adaptation of a science fiction novel by Richard Matheson that stars Will Smith in a race against time to reverse the effects of a deadly virus.
Looking ahead to the 2008 film slate, the Company recently announced that it was partnering with Paramount Pictures to release The Spiderwick Chronicles: The IMAX Experience on February 15. This fantasy adventure is based on the best-selling series of books, and marks the fourth film agreement between IMAX and Paramount in the past five months. The Company also announced it has set April 4 as the new release date for the IMAX DMR version of the Rolling Stones concert film Shine A Light, which is directed by Academy Award®-winning filmmaker Martin Scorsese. The next instalment in the Batman series, The Dark Knight: An IMAX Experience, will follow in July.
Messrs. Gelfond and Wechsler commented, “Our film slate for 2008 is shaping up nicely, and we are pleased to have already announced four films. We have identified and are actively negotiating for the remaining slots of the year, and are excited about these prospective films.”
In 2007 to date, IMAX has signed joint revenue sharing agreements for 10 theatres, including a total of seven joint revenue sharing agreements with Regal Cinemas and a three-theatre deal with Muvico Theaters.
“We are very happy with the performances of the nine joint ventures we have opened to date, and believe interest in JVs continues to be stimulated by our digital initiative and strong film slate. We believe that the transition to digital not only positively impacts the Company by driving interest in JVs and the growth of the network, but benefits the business in several other ways. Most importantly, it should ultimately result in a business model with strong recurring revenues. We believe that the beginning of our digital rollout represents the beginning of the end of our transitional financial period, and that the underlying growth drivers that will generate improved financial performance in a digital environment are all showing solid momentum. We look forward to reporting on our continued progress,” concluded Messrs. Gelfond and Wechsler.
For the three months ended September 30, 2007, the Company’s total revenues were $29.8 million, as compared to $31.0 million reported for the prior year period. Systems revenue was $14.9 million versus $17.6 million in the prior year period. The Company recognized revenue on five theatre systems which qualified as either sales or sales-type leases in the third quarter of 2007, compared to seven in 2006, and installed one system under a joint revenue sharing arrangement.
For the third quarter of 2007, film revenues were $9.5 million, as compared to $7.7 million in the third quarter of 2006. This included IMAX DMR revenues of $6.2 million compared to $3.4 million in 2006. Film dollar margin was $1.8 million for the quarter, as compared to $1.4 million in the third quarter of 2006. Theatre operations revenue was $4.4 million in the third quarter of 2007 compared to $4.7 million in the third quarter of 2006.

Selling, general and administrative expenses were $10.3 million in the third quarter, up from $9.8 million a year ago. Research and development costs increased to $1.6 as compared to $0.9 million in 2006, largely related to investments in digital technology.
The Company will host a conference call on Friday, November 9, 2007 at 8:30 AM ET. To access the call, interested parties should call (866) 904-6909 approximately 10 minutes before it begins. International callers should dial (416) 915-8331. A recording of the call will be available by dialing (647) 436-0148. The code for both the live call and the replay is 6170432. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading digital entertainment and technology companies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. IMAX’s renowned projectors and new digital systems display crystal-clear images on the world’s biggest screens. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2007, there were 296 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s financial reporting and accounting, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, as well as the Company’s Quarterly Reports on Form 10-Q/A.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
		As restated		As restated
Revenues
Equipment and product sales	$7,871	$11,785	$21,727	$34,881
Services	17,972	16,331	51,969	49,528
Rentals	2,003	1,615	4,960	4,079
Finance income	1,208	1,252	3,576	3,991
Other	750	—	2,289	—

	29,804	30,983	84,521	92,479
Cost of goods sold, services and rentals
Equipment and product sales	5,356	5,755	13,113	18,871
Services	14,131	12,532	36,120	36,277
Rentals	613	464	1,904	1,414
Other	31	—	50	—

	20,131	18,751	51,187	56,562

Gross margin	9,673	12,232	33,334	35,917

Selling, general and administrative expenses	10,255	9,845	31,725	29,910
Research and development	1,563	878	4,180	2,457
Amortization of intangibles	129	132	406	456
Receivable provisions net of (recoveries)	718	359	693	250

Earnings (loss) from operations	(2,992)	1,018	(3,670)	2,844

Interest income	194	227	647	760
Interest expense	(4,341)	(4,181)	(12,965)	(12,580)

Loss from continuing operations before income taxes	(7,139)	(2,936)	(15,988)	(8,976)

Provision for income taxes	(383)	(1,784)	(810)	(90)

Loss from continuing operations	(7,522)	(4,720)	(16,798)	(9,066)

Net earnings (loss) from discontinued operations	—	(875)	—	1,425

Net loss	$(7,522)	$(5,595)	$(16,798)	$(7,641)

Loss per share
Earnings (loss) per share — basic & diluted:
Net loss from continuing operations	$(0.19)	$(0.12)	$(0.42)	$(0.23)
Net earnings from discontinued operations	$—	$(0.02)	$—	$0.04

Net loss	$(0.19)	$(0.14)	$(0.42)	$(0.19)

Weighted average number of shares outstanding (000’s):
Basic	40,310	40,286	40,294	40,265
Diluted	40,310	42,286	40,294	40,265

Additional disclosure:

Depreciation and amortization [1]	$6,540	$5,229	$12,794	$12,867

(1)	Includes $0.3 million and $0.9 million in amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30, 2007 (2006 — $0.3 million, $0.9 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	September 30,
	2007	December 31,
	(unaudited)	2006
		As restated
Assets
Cash and cash equivalents	$15,981	$25,123
Short-term investments	2,192	2,115
Accounts receivable, net of allowance for doubtful accounts of $3,747 (2006 - $3,253)	22,511	26,017
Financing receivables	62,214	65,878
Inventories	27,106	26,913
Prepaid expenses	3,116	3,432
Film assets	1,832	1,235
Property, plant and equipment	24,000	24,639
Other assets	12,230	10,365
Goodwill	39,027	39,027
Other intangible assets	2,491	2,547

Total assets	$212,700	$227,291

Liabilities
Accounts payable	$8,781	$11,426
Accrued liabilities	62,247	58,294
Deferred revenue	58,482	55,803
Senior Notes due 2010	160,000	160,000

Total liabilities	289,510	285,523

Shareholders’ equity (deficit)
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 40,309,741 (2006 - 40,285,574)	122,172	122,024
Other equity	3,611	2,937
Deficit	(203,265)	(184,375)
Accumulated other comprehensive income	672	1,182

Total shareholders’ deficit	(76,810)	(58,232)

Total liabilities and shareholders’ equity (deficit)	$212,700	$227,291